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Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
SECOND QUARTER 2016 FINANCIAL RESULTS

•	Sales of $307 million, down 3%; Organic Sales down 6%

•	Operating Margin of 15.5%, down 60 bps;
Adjusted Operating Margin of 16.0%, down 30 bps

•	Diluted EPS of $0.61, Flat to Last Year;
Adjusted Diluted EPS of $0.63, up 2%

•	2016 Diluted EPS Guidance Updated to $2.43 to $2.53, up 11% to 16% from $2.19 in 2015; Adjusted Diluted EPS Guidance Updated to $2.46 to $2.56; up 3% to 8% from $2.38 in 2015

BRISTOL, Conn., July 29, 2016 - Barnes Group Inc. (NYSE: B), an international industrial and aerospace manufacturer and service provider, today reported financial results for the second quarter of 2016. Net sales of $307 million were down 3% from $315 million in the prior year period and organic sales (1) decreased 6%. Foreign exchange negatively impacted sales by 1%, while the Thermoplay and Priamus acquisitions collectively contributed 4%. Net income for the second quarter was $33.2 million, or $0.61 per diluted share, compared to $34.2 million, or $0.61 per diluted share, a year ago. On an adjusted basis, net income was $0.63 per diluted share, up 2% from $0.62 last year. Adjusted diluted net income in the second quarter of 2016 excludes costs related to a contract termination dispute of $0.02 per share, while last year’s second quarter excludes the impact of Männer short-term purchase accounting adjustments of $0.01 per share.
A table reconciling 2016 and 2015 non-GAAP adjusted results presented in this release to the Company’s GAAP results is included at the end of this press release.

“Overall, Barnes Group achieved solid sequential progress over the first quarter, as orders were up substantially and sales improved across both segments,” said Patrick J. Dempsey, President and Chief Executive Officer of Barnes Group Inc. “Our industrial business in China saw robust orders improvement in the quarter, and the benefits of the Barnes Enterprise System were readily apparent in the strong operating margins achieved in the Industrial Segment,” added Dempsey. “Our Aerospace business continues to transition from legacy programs to new, ramping programs whose strong order intake lifted Aerospace backlog to a record level.”

On July 12, 2016 the Company announced it had entered into a definitive agreement to acquire Adval Tech’s molds business (“FOBOHA”), focused on the development and manufacture of complex plastic injection molds for packaging, medical, consumer, and automotive applications. The acquisition is anticipated to close in the third quarter of 2016. Following the closing, FOBOHA will operate as a business within the Molding Solutions strategic business unit of Barnes Group’s Industrial Segment.

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“In the second quarter we continued to drive our growth strategy of focusing on differentiated industrial technologies and innovative products. FOBOHA’s proprietary cube mold technology enhances our position as a leader in complex molding systems,” said Dempsey.
Industrial

•
Second quarter 2016 sales were $204.5 million, up 1% from $202.6 million in the same period last year. Organic sales decreased by 4% in the quarter, primarily driven by continued softness in tool & die end-markets in Asia and general industrial end-markets in North America. Unfavorable foreign exchange reduced sales by approximately $2.3 million, or 1%. For the quarter, the recently acquired Thermoplay and Priamus businesses together contributed $11.4 million in sales.

•
Operating profit in the second quarter was $34.8 million, up 16% from $30.0 million in the prior year period. The increase in operating profit was driven by favorable productivity, offset in part by the profit impact of reduced organic sales volumes. Excluding Männer short-term purchase accounting adjustments last year, operating profit was up 14% from an adjusted $30.6 million a year ago. Adjusted operating margin was 17.0%, up 190 bps.

Aerospace

•
Second quarter 2016 sales were $102.2 million, down 9% from $112.4 million in the same period last year. The decline was primarily driven by lower Aerospace original equipment manufacturing (“OEM”) and aftermarket spare parts sales.

•
Operating profit was $12.6 million for the second quarter of 2016, compared to $20.7 million in the prior year period. The operating profit decrease was primarily due to lower profit on reduced OEM and higher-margin spare part sales volumes, lower pricing, and unfavorable productivity. Included in the quarter was $1.6 million in costs related to a contract termination dispute. Excluding the contract dispute costs, adjusted operating profit was $14.2 million, down 31% from a year ago. Adjusted operating margin was 13.9%, down 450 bps.

•
Aerospace backlog was $657 million at the end of the second quarter of 2016, up 23% year-over-year and up 11% sequentially from the first quarter of 2016 reflecting strong orders on new commercial engine programs.

Additional Information

•	Interest expense increased $0.2 million to $2.8 million in the quarter primarily as a result of a higher average interest rate versus a year ago.

•
The Company's effective tax rate for the second quarter of 2016 was 27.0% compared with 28.4% in the second quarter of 2015 and 23.2% for the full year 2015. The increase in the second quarter of 2016 effective tax rate from the full year 2015 rate is primarily due to the expiration of certain tax holidays, the absence of the 2015 refund of withholding taxes and the projected change in the mix of earnings attributable to higher-taxing jurisdictions, partially offset by a decrease in planned repatriation of a portion of current year foreign earnings to the U.S.

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Updated 2016 Outlook
Barnes Group now expects 2016 organic revenue growth of Flat to 2% with total revenue growth of approximately 3% to 4% after consideration of 1% unfavorable foreign exchange and 3% from acquisition revenues. Adjusted operating margin is forecasted to be in the range of 16.0% to 16.5%, consistent with the Company’s prior outlook. Barnes Group now expects adjusted earnings in the range of $2.46 to $2.56 per diluted share, up 3% to 8% from $2.38 in 2015. Further, the Company continues to anticipate capital expenditures of approximately $50 million and cash conversion to approximate 100% of net income. For 2016, the effective tax rate expectation continues to be in the range of 26% to 27%.

Our 2016 full-year outlook does not include the financial impact of the recently announced FOBOHA transaction which is expected to close in the third quarter.
Conference Call Information
Barnes Group Inc. will conduct a conference call with investors to discuss the Company’s performance in the second quarter and the outlook for the business for the full year 2016 at 8:30 a.m. ET today, July 29, 2016. The public may access the conference through a live audio webcast available on the Investor Relations section of Barnes Group’s website at www.BGInc.com. The conference is also available by direct dial at (877) 201-0168 in the U.S. or (647) 788-4901 outside of the U.S.; Conference ID 8500314. Supplemental materials will be posted to the Investor Relations section of the Company's website prior to the conference call.
In addition, the call will be recorded and available for playback from 12:00 p.m. (ET) on Friday, July 29, 2016 until 11:59 p.m. (ET) on Friday, August 5, 2016, by dialing (404) 537-3406; Conference ID 8500314.

Note:
(1) Organic sales growth represents the total reported sales increase within the Company’s ongoing businesses less the impact of foreign currency translation and acquisition and divestitures completed in the preceding twelve months.

About Barnes Group
Founded in 1857, Barnes Group Inc. (NYSE: B) is an international industrial and aerospace manufacturer and service provider, serving a wide range of end markets and customers. The highly engineered products, differentiated industrial technologies, and innovative solutions delivered by Barnes Group are used in far-reaching applications that provide transportation, manufacturing, healthcare, and technology to the world. Barnes Group’s skilled and dedicated employees around the globe are committed to achieving consistent and sustainable profitable growth. For more information, visit www.BGInc.com.

Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future operating and financial performance and financial condition, and often contain words such as "anticipate," "believe," "expect," "plan," "estimate," "project," and similar terms. Among others, our sales outlook, backlog, aircraft utilization, demographics, exchange rate assumptions, sales per aircraft and guidance are all forward-looking statements. These forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. These include, among others: difficulty maintaining relationships with employees, including unionized employees, customers, distributors, suppliers, business partners or governmental entities; failure to successfully negotiate collective bargaining agreements or potential strikes, work stoppages or other similar events; changes in market demand for our products and services; rapid technological and market change; the ability to protect intellectual property rights; introduction or development of new products or transfer of work; higher risks in international operations and markets; the impact of intense competition; acts of terrorism, cybersecurity attacks or intrusions that could adversely impact our businesses; uncertainties relating to conditions in financial markets; currency fluctuations and foreign currency exposure; future financial performance of the industries or customers that we serve; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; inability to realize expected sales or profits from existing backlog or

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consistent with projected sales per aircraft due to a range of factors, including changes in customer sourcing decisions, materials, material costs, part design, quantity of parts per engine, percentage of work directed to us, engine spares, cost schedules, production schedules and volumes of specific programs; the impact of government budget and funding decisions; changes in raw material or product prices and availability; integration of acquired businesses; restructuring costs or savings; the continuing impact of prior acquisitions and divestitures, and any other future strategic actions, including acquisitions, divestitures, restructurings, or strategic business realignments, including the planned acquisition of the FOBOHA business, and our ability to achieve the financial and operational targets set in connection with any such actions; the outcome of pending and future legal, governmental, or regulatory proceedings and contingencies and uninsured claims, including the arbitration proceedings involving Triumph Actuation Systems - Yakima, LLC; future repurchases of common stock; future levels of indebtedness; and numerous other matters of a global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature; and other risks and uncertainties described in documents filed with or furnished to the Securities and Exchange Commission ("SEC") by the Company, including, among others, those in the Management's Discussion and Analysis of Financial Condition and Results of Operations and Risk Factors sections of the Company's filings. The Company assumes no obligation to update its forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Investor Relations
860.583.7070

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Net sales	$306,693	$314,941	(2.6)	$595,025	$615,515	(3.3)

Cost of sales	197,173	204,121	(3.4)	383,428	402,477	(4.7)
Selling and administrative expenses	62,060	60,171	3.1	122,610	118,494	3.5
	259,233	264,292	(1.9)	506,038	520,971	(2.9)
Operating income	47,460	50,649	(6.3)	88,987	94,544	(5.9)

Operating margin	15.5%	16.1%		15.0%	15.4%

Interest expense	2,815	2,586	8.9	5,806	5,306	9.4
Other (income) expense, net	(824)	237	NM	(597)	318	NM
Income before income taxes	45,469	47,826	(4.9)	83,778	88,920	(5.8)
Income taxes	12,257	13,599	(9.9)	21,718	25,617	(15.2)
Net income	$33,212	$34,227	(3.0)	$62,060	$63,303	(2.0)

Common dividends	$6,982	$6,555	6.5	$13,450	$13,126	2.5

Per common share:
Basic	$0.61	$0.62	(1.6)	$1.14	$1.15	(0.9)
Diluted	0.61	0.61	—	1.14	1.14	—
Dividends	0.13	0.12	8.3	0.25	0.24	4.2

Weighted average common shares outstanding:
Basic	54,168,562	55,134,890	(1.8)	54,207,145	55,111,019	(1.6)
Diluted	54,642,071	55,695,258	(1.9)	54,662,389	55,677,166	(1.8)
NM - Not Meaningful

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BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
(Unaudited)

	Three months ended June 30,			Six months ended June 30,
	2016	2015	% Change	2016	2015	% Change
Net sales
Industrial	$204,540	$202,589	1.0	$399,786	$402,938	(0.8)
Aerospace	102,153	112,356	(9.1)	195,240	212,581	(8.2)
Intersegment sales	—	(4)	NM	(1)	(4)	(75.0)
Total net sales	$306,693	$314,941	(2.6)	$595,025	$615,515	(3.3)

Operating profit
Industrial	$34,843	$29,979	16.2	$64,487	$60,958	5.8
Aerospace	12,617	20,670	(39.0)	24,500	33,586	(27.1)
Total operating profit	$47,460	$50,649	(6.3)	$88,987	$94,544	(5.9)

Operating margin			Change			Change
Industrial	17.0%	14.8%	220	16.1%	15.1%	100
Aerospace	12.4%	18.4%	(600)	12.5%	15.8%	(330)
Total operating margin	15.5%	16.1%	(60)	15.0%	15.4%	(40)
NM - Not Meaningful

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BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(Unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$101,326	$83,926
Accounts receivable	271,809	261,757
Inventories	204,918	208,611
Deferred income taxes	—	24,825
Prepaid expenses and other current assets	34,353	32,469
Total current assets	612,406	611,588

Deferred income taxes	22,726	1,139
Property, plant and equipment, net	312,900	308,856
Goodwill	589,194	587,992
Other intangible assets, net	512,170	528,322
Other assets	25,627	23,969
Total assets	$2,075,023	$2,061,866

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$20,219	$22,680
Accounts payable	104,882	97,035
Accrued liabilities	136,192	131,320
Long-term debt - current	1,573	1,515
Total current liabilities	262,866	252,550

Long-term debt	457,310	485,711
Accrued retirement benefits	94,246	112,888
Deferred income taxes	62,363	62,364
Other liabilities	19,935	20,600

Total stockholders' equity	1,178,303	1,127,753
Total liabilities and stockholders' equity	$2,075,023	$2,061,866

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BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2016	2015
Operating activities:
Net income	$62,060	$63,303
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,639	39,642
Gain on disposition of property, plant and equipment	(286)	(1,302)
Stock compensation expense	5,947	4,890
Withholding taxes paid on stock issuances	(465)	(746)
Changes in assets and liabilities:
Accounts receivable	(11,036)	(8,902)
Inventories	4,755	(2,768)
Prepaid expenses and other current assets	(2,378)	(10,448)
Accounts payable	8,014	14,742
Accrued liabilities	8,453	(14,202)
Deferred income taxes	(536)	629
Long-term retirement benefits	(16,199)	(745)
Other	(459)	1,818
Net cash provided by operating activities	96,509	85,911

Investing activities:
Proceeds from disposition of property, plant and equipment	439	2,058
Capital expenditures	(22,987)	(22,376)
Business acquisitions	(1,546)	—
Component Repair Program payments	(900)	(19,000)
Other	—	(651)
Net cash used by investing activities	(24,994)	(39,969)

Financing activities:
Net change in other borrowings	(2,349)	13,738
Payments on long-term debt	(127,484)	(85,821)
Proceeds from the issuance of long-term debt	99,022	68,722
Proceeds from the issuance of common stock	311	9,691
Common stock repurchases	(8,000)	(11,465)
Dividends paid	(13,450)	(13,126)
Excess tax benefit on stock awards	59	1,574
Other	(2,876)	8,487
Net cash used by financing activities	(54,767)	(8,200)

Effect of exchange rate changes on cash flows	652	(1,814)
Increase in cash and cash equivalents	17,400	35,928

Cash and cash equivalents at beginning of period	83,926	46,039
Cash and cash equivalents at end of period	$101,326	$81,967

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BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
(Unaudited)

	Six months ended June 30,
	2016	2015
Free cash flow:
Net cash provided by operating activities	$96,509	$85,911
Capital expenditures	(22,987)	(22,376)
Free cash flow (1)	$73,522	$63,535

Notes:
(1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.

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BARNES GROUP INC.
NON-GAAP FINANCIAL MEASURE RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended June 30,				Six months ended June 30,
	2016	2015	% Change		2016	2015	% Change
SEGMENT RESULTS
Operating Profit - Industrial Segment (GAAP)	$34,843	$29,979	16.2		$64,487	$60,958	5.8
Männer short-term purchase accounting adjustments	—	630			—	1,481
Operating Profit - Industrial Segment as adjusted (Non-GAAP) (1)	$34,843	$30,609	13.8		$64,487	$62,439	3.3

Operating Margin - Industrial Segment (GAAP)	17.0%	14.8%	220	bps.	16.1%	15.1%	100.0%	bps.
Operating Margin - Industrial Segment as adjusted (Non-GAAP) (1)	17.0%	15.1%	190	bps.	16.1%	15.5%	60.0%	bps.

Operating Profit - Aerospace Segment (GAAP)	$12,617	$20,670	(39.0)		$24,500	$33,586	(27.1)
Contract termination dispute charges	1,570	—			2,386	—
Operating Profit - Aerospace Segment as adjusted (Non-GAAP) (1)	$14,187	$20,670	(31.4)		$26,886	$33,586	(19.9)

Operating Margin - Aerospace Segment (GAAP)	12.4%	18.4%	(600)	bps.	12.5%	15.8%	(330)	bps.
Operating Margin - Aerospace Segment as adjusted (Non-GAAP) (1)	13.9%	18.4%	(450)	bps.	13.8%	15.8%	(200)	bps.
CONSOLIDATED RESULTS
Operating Income (GAAP)	$47,460	$50,649	(6.3)		$88,987	$94,544	(5.9)
Männer short-term purchase accounting adjustments	—	630			—	1,481
Contract termination dispute charges	1,570	—			2,386	—
Operating Income as adjusted (Non-GAAP) (1)	$49,030	$51,279	(4.4)		$91,373	$96,025	(4.8)

Operating Margin (GAAP)	15.5%	16.1%	(60)	bps.	15.0%	15.4%	(40)	bps.
Operating Margin as adjusted (Non-GAAP) (1)	16.0%	16.3%	(30)	bps.	15.4%	15.6%	(20)	bps.

Diluted Net Income per Share (GAAP)	$0.61	$0.61	—		$1.14	$1.14	—
Männer short-term purchase accounting adjustments	—	0.01			—	0.02
Contract termination dispute charges	0.02	—			0.03	—
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$0.63	$0.62	1.6		$1.17	$1.16	0.9

	Full-Year 2015		Full-Year 2016 Outlook
Diluted Net Income per Share (GAAP)	$2.19		$2.43	to	$2.53
Männer short-term purchase accounting adjustments	0.02
Tax benefit recognized for refund of withholding taxes	(0.05)
Acquisition transaction costs	0.02
Thermoplay short-term purchase accounting adjustments	0.01
Restructuring/reduction in force	0.05
Pension lump-sum settlement charges	0.11
Contract termination dispute charges	0.03			0.03
Diluted Net Income per Share as adjusted (Non-GAAP) (1)	$2.38		$2.46	to	$2.56

Notes:
(1) The Company has excluded charges related to a contract termination dispute from its "as adjusted" financial measurements in 2016 and 2015. The Company has also excluded the following from its "as adjusted" financial measurements for 2015 only: 1) short-term purchase accounting adjustments related to its Männer acquisition, 2) a tax benefit recognized related to a refund of withholding taxes that were previously paid and included in tax expense in prior years, 3) transaction costs related to its Thermoplay and Priamus acquisitions, 4) short-term purchase accounting adjustments related to its Thermoplay acquisition, 5) restructuring and workforce reduction charges and 6) the pension lump-sum settlement charge. The tax effect of these items was calculated based on the respective tax jurisdiction of each item. The tax effect on the acquisition transaction costs, based on the countries in which such costs originated, approximated 14%. The remaining items include tax effects that range from approximately 27% to 37%. Management believes that these adjustments provide the Company and its investors with an indication of our baseline performance excluding items that are not considered to be reflective of our ongoing results. Management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the Company's performance. Accordingly, the measurements have limitations depending on their use.